Filed with the Securities and Exchange Commission on June 22, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEALTH BIOTHERAPEUTICS CORP

(Exact name of registrant as specified in its charter)

N/A

(Translation of Registrant’s Name into English)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Stealth BioTherapeutics Corp

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue, George Town

Grand Cayman

KY1-9005 Cayman Islands

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stealth BioTherapeutics Inc.

275 Grove Street, Suite 3-107

Newton, MA 02466

(617) 600-6888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven D. Singer, Esq. Rosemary G. Reilly, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Telephone: (617) 526-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, $0.0003 par value per share	117,915,852	$0.16542	$19,505,640.24	$2,531.83

(1)

American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-229509). Each American depositary share represents 12 ordinary shares. The registrant is registering for resale, from time to time, up to $20,000,000 ADSs representing Ordinary Shares that the registrant has previously issued or may issue and sell to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to a Purchase Agreement (the “Purchase Agreement”), dated as of June 2, 2020, by and between Lincoln Park and the registrant.

(2)

The ADSs will be offered for resale by the selling stockholder. Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of additional ADSs to be issues as a result of share splits, stock dividends or similar transactions. The registrant is registering for resale, from time to time, up to $20,000,000 ADSs representing Ordinary Shares that the registrant has previously issued or may issue and sell to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to a Purchase Agreement (the “Purchase Agreement”), dated as of June 2, 2020, by and between Lincoln Park and the registrant.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the ADSs as reported on the Nasdaq Global Market on June 18, 2020.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2020

PRELIMINARY PROSPECTUS

9,826,321 American Depositary Shares

Representing 117,915,852 Ordinary Shares

This prospectus relates to the resale, from time to time, of up to 9,826,321 American Depositary Shares (“ADSs”) representing twelve ordinary shares, $0.0003 par value per share (“Ordinary Shares”), of Stealth BioTherapeutics Corp, by the selling shareholder, Lincoln Park Capital Fund, LLC (“Lincoln Park”). Each ADS represents 12 ordinary shares. The ADSs to which this prospectus relates represent Ordinary Shares that may be issued to Lincoln Park pursuant to a purchase agreement, dated as of June 2, 2020, between us and Lincoln Park, which we refer to as the “Purchase Agreement.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of ADSs by the selling shareholder. However, we may receive proceeds of up to $20,000,000 from the issuance of Ordinary Shares to Lincoln Park under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Lincoln Park may sell the ADSs described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page 28 for more information about how Lincoln Park may sell the ADSs being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the ADSs to which this prospectus relates, including legal and accounting fees. See “Plan of Distribution.”

Our ADSs are listed on The Nasdaq Global Market under the symbol “MITO.” On June 19, 2020, the last sale price of our ADSs reported on The Nasdaq Global Market was $1.97.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and will be subject to reduced public company reporting requirements.

Investing in the ADSs involves a high degree of risk. See the “Risk Factors” section beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 22, 2020

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference herein. It does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should read this summary together with the entire prospectus, including the risks that we describe under “Risk Factors” below and in our Annual Report on Form 20-F for the year ended December 31, 2019, and our consolidated financial statements and the related notes, such Report, financial statements and notes being incorporated by reference herein. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Stealth,” “the Company,” “we,” “us” and “our” refer to Stealth BioTherapeutics Corp and its consolidated subsidiaries, or any one or more of them as the context may require.

The Company

We are a clinical-stage biotechnology company focused on the discovery, development and commercialization of novel therapies for diseases involving mitochondrial dysfunction. Mitochondria, found in nearly every cell in the body, are the body’s main source of energy production and are critical for normal organ function. Dysfunctional mitochondria characterize a number of rare genetic diseases and many common age-related diseases, leading to devastating cardiac, ophthalmic and neurological symptoms. We believe our product candidates have significant potential to treat the cardiac, ophthalmic and neurological symptoms of both rare genetic and common age-related mitochondrial diseases. Our mission is to be the leader in mitochondrial medicine, and we have assembled a highly experienced management team, board of directors and group of scientific advisors to help us achieve this mission.

Our first clinical product candidate, elamipretide, is a small peptide that targets and binds reversibly to cardiolipin, an essential structural element of mitochondria, stabilizing it under conditions of oxidative stress. This novel mechanism of action has shown potential clinical benefit in both rare genetic and common age-related cardiac and ophthalmic diseases entailing mitochondrial dysfunction. We have exclusive worldwide rights to elamipretide and SBT-20, both of which we licensed from Cornell and Institut de recherches cliniques de Montréal, in 2006.

Our second clinical product candidate, SBT-272, is a novel peptidomimetic that has been shown to increase adenosine triphosphate production and decrease levels of reactive oxygen species in dysfunctional mitochondria in preclinical studies. We have discovered and own over 100 compounds, including SBT-272, SBT-259, and the SBT-550 family, that also target the mitochondria and form the basis of our broad proprietary pipeline of mitochondria-targeted product candidates. We are evaluating compounds in the SBT-259 family, including SBT-20 and SBT-259, as well as compounds in the SBT-550 family, for rare neurological indications. In addition, our internal discovery platform has generated a library of over 100 differentiated proprietary compounds which could have clinical benefit for diseases related to mitochondrial dysfunction and from which we plan to designate potential product candidates. We may also utilize certain of these compounds as part of our carrier platform, in which they could potentially serve as scaffolds to deliver other beneficial compounds to the mitochondria.

The Lincoln Park Transaction

On June 2, 2020, we and Lincoln Park entered into the Purchase Agreement. Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to in the aggregate $20,000,000 worth of Ordinary Shares. Sales of Ordinary Shares by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the date that the registration statement of which this prospectus forms a part, which the Company agreed to file with the SEC pursuant to the registration rights agreement (the “Registration Rights Agreement”) we entered into with Lincoln Park on June 2, 2020 in connection with the Purchase Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”). We issued 2,203,812 Ordinary Shares to Lincoln Park as consideration for entering into the Purchase Agreement (the “Commitment Shares”), and we have not received any proceeds from the issuance of the Commitment Shares.

Following the Commencement Date, under the Purchase Agreement, on any business day selected by the Company, the Company may direct Lincoln Park to purchase a number of Ordinary Shares up to the product of (x) 75,000 and (y) the ratio represented by the number of Ordinary Shares represented by one American Depository Share (“ADS Conversion Ratio”), which is currently 12 to 1, provided that the closing sale price of ADSs is not below $1.00 on the purchase date, (a “Regular Purchase”), provided, however, that (i) the Regular Purchase may be increased to up to the product of (x) 125,000 and (y) the ADS Conversion Ratio, provided that the closing sale price of ADSs is not below $5.00 on the purchase date; and (ii) the Regular Purchase may be increased to up to the product of (x) 150,000 and (y) the ADS Conversion Ratio, provided that the closing sale price of ADSs is not below $7.50 on the purchase date, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $2,000,000. The purchase price per Ordinary Share for each such Regular Purchase will be based on prevailing market prices of ADSs immediately preceding the time of sale divided by the ADS Conversion Ratio. In addition to Regular Purchases, the Company may direct Lincoln Park to purchase other amounts as accelerated purchases (“Accelerated Purchases”) if the closing sale price of ADSs exceeds certain threshold prices as set forth in the Purchase Agreement. In all instances, the Company may not sell Ordinary Shares to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 4.99% of the outstanding Ordinary Shares (the “Beneficial Ownership Cap”). Shares purchased by Lincoln Park under the Purchase Agreement pursuant to a Regular Purchase or an Accelerated Purchase are referred to as “Purchase Shares.”

We agreed with Lincoln Park that we will not enter into any “variable rate” transactions with any third party. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty.

Actual sales of Ordinary Shares to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of ADSs and determinations by the Company as to the appropriate sources of funding for the Company and its operations. We expect that any net proceeds received by the Company from such sales to Lincoln Park will be used for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s ADSs. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Corporate Information

Our registered office is located at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005 Cayman Islands. Our agent for service of process in the United States is Stealth BioTherapeutics Inc. (“Stealth Delaware”), and the executive offices of Stealth Delaware are located at 275 Grove Street, Suite 3-107, Newton, MA 02466, and the telephone number there is (617) 600-6888.

THE OFFERING

Ordinary Shares currently outstanding	591,783,082 Ordinary Shares (including Ordinary Shares represented by ADSs). This amount includes the 2,203,812 commitment shares issued to Lincoln Park upon execution of the Purchase Agreement.

Securities offered by the Selling Shareholder	Up to 9,826,321 ADSs representing 117,915,852 Ordinary Shares.

Selling Shareholder	Lincoln Park Capital Fund, LLC. See “Selling Shareholder” on page 16 of this prospectus.

Depositary	Citibank, N.A.

Use of proceeds	We will not receive any proceeds from the sale of the ADSs by Lincoln Park. However, we may receive gross proceeds of up to $20.0 million from the sale of Ordinary Shares to Lincoln Park under the Purchase Agreement. Such proceeds will be used for working capital and general corporate purposes. See “Use of Proceeds” below.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in the ADSs.

Nasdaq Global Market symbol	MITO

RISK FACTORS

An investment in ADSs involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Information Incorporated by Reference.” In particular, you should consider the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, this could expose us to liability, and our business, financial condition or results of operation could be adversely affected. As a result, you could lose all or part of your investment.

RISKS RELATED TO THIS OFFERING

The sale or issuance of Ordinary Shares to Lincoln Park may cause dilution, and the sale of ADSs representing the Ordinary Shares acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our ADSs to fall.

On June 2, 2020, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20,000,000 of our Ordinary Shares. The 9,826,321 ADSs being registered for resale hereunder represent Ordinary Shares that have been or may be issued and sold under the Purchase Agreement to Lincoln Park at our discretion from time to time commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the Ordinary Shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of ADSs. Depending on market liquidity at the time, sales of such Ordinary Shares may cause the trading price of our ADSs to fall.

We generally have the right to control the timing and amount of any future sales of our Ordinary Shares to Lincoln Park. Sales of our Ordinary Shares, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional Ordinary Shares that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our Ordinary Shares, including holders of ADSs representing Ordinary Shares. Additionally, the sale of a substantial number of Ordinary Shares to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell Ordinary Shares to Lincoln Park, after Lincoln Park has acquired the Ordinary Shares, Lincoln Park may resell all, some or none of those Ordinary Shares, including by selling ADSs after converting such Ordinary Shares to ADSs, at any time or from time to time in its discretion.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park.

Under the Purchase Agreement with Lincoln Park, we may direct Lincoln Park to purchase up to a Regular Purchase on any business day, provided, however, that (i) the share limit for a Regular Purchase may be increased to a number of Ordinary Shares up to the product of (x) 125,000 and (y) the ADS Conversion Ratio, provided that the closing sale price of ADSs is not below $5.00 on the purchase date; and (ii) the share limit for a Regular Purchase may be increased to up to the product of (x) 150,000 and (y) the ADS Conversion Ratio, provided that the closing sale price of ADSs is not below $7.50 on the purchase date. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $2,000,000. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our Ordinary Shares to Lincoln Park, only 9,826,321 ADSs are being offered under this prospectus, 183,651 of which represent the Commitment Shares and

9,642,670 of which represent Purchase Shares that may be issued and sold to Lincoln Park in the future under the Purchase Agreement, if and when we sell Ordinary Shares to Lincoln Park under the Purchase Agreement. As a result, depending on the market prices of our ADSs, we may not be able to sell the full $20,000,000 commitment amount contemplated by the Purchase Agreement. For example, assuming that we sell all 115,712,040 Ordinary Shares that may be issued and sold under the Purchase Agreement at an average purchase price of $0.16417 per share (which is calculated based on the closing price of $1.97 of our ADSs on Nasdaq on June 19, 2020), our total gross proceeds would only be $18,996,446.

In the event that the market price of our ADSs decreases, we may be able to issue and sell more Ordinary Shares to Lincoln Park than can be represented by the 9,826,321 ADSs registered for resale under the registration statement that includes this prospectus. In such case we will need to register for resale under the Securities Act additional ADSs to represent such Ordinary Shares, which will require additional time, resources and cost to us. In addition, the issuance and sale of such additional Ordinary Shares could cause substantial dilution to our shareholders

The extent to which we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of ADSs and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $20,000,000 of Ordinary Shares under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Lincoln Park will pay less than the then-prevailing market price for our Ordinary Shares, which could cause the price of our ADSs to decline.

The purchase price of Ordinary Shares sold to Lincoln Park under the Purchase Agreement is derived from the market price of our ADSs on The Nasdaq Global Market, adjusted to account for the ADS Conversion Ratio. The Ordinary Shares to be sold to Lincoln Park pursuant to the Purchase Agreement will be purchased at a discounted price depending on the type of purchase. Regular Purchases will be purchased at a price equal to the quotient obtained by dividing (A) the lower of: (i) the lowest sale price of ADSs on the applicable purchase date and (ii) the arithmetic average of the three (3) lowest closing sale prices for ADSs during the ten consecutive business days ending on the business day immediately preceding such purchase date (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split or other similar transaction that occurs on or after the date of this Agreement) by (B) the ADS Conversion Ratio, rounded up to the nearest thousandth of a cent. Accelerated Purchases will be purchased at a price equal to the quotient obtained by dividing (A) the lower of (i) 97% of the volume weighted average price of the ADSs as reported on the Nasdaq during beginning at 9:30:01 a.m., Eastern time, on the applicable purchase date and ending at the earliest of (1) 4:00:00 p.m., Eastern time, on such purchase date, or such other time publicly announced by Nasdaq as the official close of trading on such date, (2) such time that the volume of ADSs traded on Nasdaq has exceeded the quotient of (x) the applicable Accelerated Purchase Share Volume Maximum (as defined below) and (y) the ADS Conversion Ratio, and (3) such time that the ADS sale price has fallen below certain threshold prices set forth in the Purchase Agreement, and (ii) the closing sale price of ADSs on such applicable purchase date (each to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction) by (B) the ADS Conversion Ratio, rounded up to the nearest thousandth of a cent. Accelerated Purchase Share Volume Maximum means the number of Ordinary Shares equal to (i) the applicable purchase amount divided 30% (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction).

As a result of this pricing structure, Lincoln Park may sell the ADSs it receives immediately after receipt of the ADSs, which could cause the price of our ADSs to decrease. These sales may have a further impact on the price of our ADSs.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 20-F and our Reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus much of the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (File No. 001-38810):

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 1, 2020;

•	Item 7.B, “Related Party Transactions,” from our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on April 4, 2019;

•	The section under the heading “Related Party Transactions” from our prospectus dated February 14, 2019, filed with the SEC pursuant to Rule 424(b);

•	Our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on April 13, 2020, May 7 and June 3, 2020; and

•

The description of our Ordinary Shares and ADSs contained in our registration statement on Form 8-A, filed with the SEC under the Exchange Act on February 12, 2019, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

c/o Stealth BioTherapeutics Inc.

275 Grove Street, Suite 3-107

Newton, MA 02466

(617) 600-6888

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Ordinary Shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 has been filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC and the filings incorporated by reference in this prospectus are also available on our website at http://www.stealthbt.com.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our share capital. We intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not intend to pay cash dividends to the holders of our Ordinary Shares for the foreseeable future. In addition, the terms of our existing loan and security agreement preclude us from paying cash dividends without the consent of our lender. However, if we do pay a cash dividend on our Ordinary Shares in the future, we may only pay such dividend out of our profits or share premium (subject to applicable solvency requirements) under Cayman Islands law.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of April 30, 2020:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance of 9,826,321 ADSs we are registering on behalf of the selling shareholder based upon an assumed offering price of  $1.97 per ADS for the Purchase Shares, the closing price of our ADSs as listed on Nasdaq on June 19, 2020 and after deducting approximately $100,000 in estimated offering expenses payable by us.

You should read this information in conjunction with “Operating and Financial Review and Prospects” and our consolidated financial statements and related notes appearing in our Annual Report on Form 20-F for the year ended December 31, 2019.

	As of April 30, 2020
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$42,528	$61,425

Shareholders’ equity:
Ordinary Shares, $0.0003 par value; 1,200,000,000 shares authorized, 589,579,270 shares issued and outstanding, actual; 1,200,000,000 shares authorized, 707,495,122 shares issued and outstanding, as adjusted	177	212
Additional paid-in capital	536,222	555,083
Accumulated deficit	(518,068)	(518,068)

Total shareholders’ equity	18,331	37,227

Total capitalization	$18,331	$37,227

The table above does not include:

•	45,654,570 Ordinary Shares issuable upon exercise of share options outstanding as of April 30, 2020, at a weighted-average exercise price of $0.70 per share;

•

10,243,772 Ordinary Shares reserved for issuance under our 2019 share incentive plan, which plan includes provisions that automatically increase the number of Ordinary Shares reserved for issuance thereunder each year;

•

6,875,340 Ordinary Shares reserved for issuance under our 2020 ADS plan, which provides for the issuance of up to 2,083,333 ADS; which plan includes provisions that automatically increase the number of Ordinary Shares reserved for issuance thereunder each year;

•

8,339,773 Ordinary Shares reserved for issuance under our 2019 employee share purchase plan, which plan includes provisions that automatically increase the number of Ordinary Shares reserved for issuance thereunder each year; and

•	500,000 Ordinary Shares issuable upon exercise of an outstanding warrant with an exercise price equal to $1.00 per share.

USE OF PROCEEDS

This prospectus relates to ADSs that may be offered and sold from time to time by the selling shareholder. We will not receive any proceeds from the sale of ADSs by the selling shareholder in this offering. However, we may receive gross proceeds of up to $20,000,000 under the Purchase Agreement, including the sale of up to 115,712,040 Ordinary Shares issuable pursuant to the Purchase Agreement. These proceeds received from our sale of Ordinary Shares to the selling shareholder under the Purchase Agreement will be used for working capital and general corporate purposes. General corporate purposes may include development of our clinical, preclinical and discovery programs, other research and development costs, acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds from the sale of any Ordinary Shares under the Purchase Agreement in a variety of capital preservation instruments, including term deposits and short-term, investment-grade, interest-bearing instruments, until they are used for their stated purpose. As a result, management will retain broad discretion over the allocation of any proceeds from the sale of any Ordinary Shares under the Purchase Agreement. Please see “Selling Shareholder.”

THE LINCOLN PARK TRANSACTION

General

On June 2, 2020, we entered into the Purchase Agreement with Lincoln Park. Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to, in the aggregate, $20,000,000 worth of Ordinary Shares. Sales of Ordinary Shares by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the Commencement Date. Also, in in connection with the Purchase Agreement, we entered into the Registration Rights Agreement with Lincoln Park, pursuant to which we agreed to register ADSs representing Ordinary Shares that have been or may be issued under the Purchase Agreement under the registration statement of which this prospectus is a part. We issued 2,203,812 Ordinary Shares to Lincoln Park as Commitment Shares as consideration for entering into the Purchase Agreement, and we have not received any proceeds from the issuance of the Commitment Shares.

Actual sales of Ordinary Shares to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the ADSs and determinations by the Company as to the appropriate sources of funding for the Company and its operations. We expect that any net proceeds received by the Company from such sales to Lincoln Park will be used for working capital and general corporate purposes.

Under applicable rules of the Nasdaq Global Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement Ordinary Shares in excess of 117,915,852 Ordinary Shares (inclusive of any shares which may be aggregated with sales under the Purchase Agreement pursuant to the rules of the Nasdaq Global Market), which represents 19.99% of the Ordinary Shares outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain shareholder approval to issue Ordinary Shares in excess of the Exchange Cap or (ii) the average price of all applicable sales of Ordinary Shares to Lincoln Park under the Purchase Agreement equals or exceeds $1.9674 (which represents the closing sale price of our ADS on June 1, 2020 plus an incremental amount to account for our issuance of the Commitment Shares to Lincoln Park) divided by the ADS Conversion Ratio, such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement, and the Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

Purchase of Shares under the Purchase Agreement

Following the Commencement Date, under the Purchase Agreement, on any business day selected by the Company, the Company may direct Lincoln Park to purchase a number of Ordinary Shares up to the product of (x) 75,000 and (y) the ADS Conversion Ratio, provided that the closing sale price of ADSs is not below $1.00 on the purchase date, (a “Regular Purchase”), provided, however, that (i) the Regular Purchase may be increased to up to the product of (x) 125,000 and (y) the ADS Conversion Ratio, provided that the closing sale price of ADSs is not below $5.00 on the purchase date; and (ii) the Regular Purchase may be increased to up to the product of (x) 150,000 and (y) the ADS Conversion Ratio, provided that the closing sale price of ADSs is not below $7.50 on the purchase date, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $2,000,000. The purchase price per share for each such Regular Purchase will be based off of prevailing market prices of ADSs immediately preceding the time of sale divided by the ADS Conversion Ratio. In addition to Regular Purchases, the Company may direct Lincoln Park to purchase other amounts as accelerated purchases (“Accelerated Purchase”) if the closing sale price of ADSs exceeds certain threshold prices as set forth in the Purchase Agreement (“Accelerated Purchase Threshold”). In all instances, the Company may not sell Ordinary Shares to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 4.99% of the outstanding Ordinary Shares.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of Ordinary Shares to Lincoln Park.

The Purchase Price of Ordinary Shares sold to Lincoln Park under the Purchase Agreement is derived from the market price of our ADSs on The Nasdaq Global Market, adjusted to account for the ADS Conversion Ratio. The Ordinary Shares to be sold to Lincoln Park pursuant to the Purchase Agreement will be purchased at a discounted price depending on the type of purchase. Regular Purchases will be purchased at a price equal to the quotient obtained by dividing (A) the lower of: (i) the lowest sale price of ADSs on the applicable purchase date and (ii) the arithmetic average of the three (3) lowest closing sale prices for ADSs during the ten consecutive business days ending on the business day immediately preceding such purchase date (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split or other similar transaction that occurs on or after the date of this Agreement) by (B) the ADS Conversion Ratio, rounded up to the nearest thousandth of a cent. Accelerated Purchases will be purchased at a price equal to the quotient obtained by dividing (A) the lower of (i) 97% of the volume weighted average price of the ADSs as reported on the Nasdaq during beginning at 9:30:01 a.m., Eastern time, on the applicable purchase date and ending at the earliest of (1) 4:00:00 p.m., Eastern time, on such purchase date, or such other time publicly announced by Nasdaq as the official close of trading on such date, (2) such time that the volume of ADSs traded on Nasdaq has exceeded the quotient of (x) the applicable Accelerated Purchase Share Volume Maximum (as defined below) and (y) the ADS Conversion Ratio, and (3) such time that the ADS sale price has fallen below the Accelerated Purchase Threshold, and (ii) the closing sale price of ADSs on such applicable purchase date (each to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction) by (B) the ADS Conversion Ratio, rounded up to the nearest thousandth of a cent. Accelerated Purchase Share Volume Maximum means the number of Ordinary Shares equal to (i) the applicable Accelerated Purchase amount divided by (ii) 30% (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction).

Events of Default

Events of default under the Purchase Agreement include the following:

•

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order or similar order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of the ADSs offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•

the suspension of ADSs from trading on The Nasdaq Global Market for a period of one (1) business day, provided that we may not direct Lincoln Park to purchase any Ordinary Shares during any such suspension;

•

the delisting of ADSs from The Nasdaq Global Market, provided, however, that ADSs are not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc. or the OTCQB operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

•

If at any time after the Commencement Date, the Exchange Cap has been reached and shareholder approval has not been obtained pursuant to the Purchase Agreement. The Exchange Cap shall be deemed to be exceeded at such time if, upon submission of a purchase notice under the Purchase Agreement, the issuance of such Ordinary Shares would exceed that number of Ordinary Shares which we may issue under the Purchase Agreement without breaching our obligations under the rules or regulations of The Nasdaq Global Market;

•	the transfer agent’s failure for three business days to issue to Lincoln Park Ordinary Shares which Lincoln Park is entitled to receive under the Purchase Agreement;

•

any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of at least five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	if at any time the Company through the depositary is not eligible to transfer ADSs electronically, or if the Company is unable to issue ADSs pursuant to the Deposit Agreement.

In addition to any other rights and remedies under applicable law and the Purchase Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, the Company shall not deliver to the Investor any Regular Purchase Notice or Accelerated Purchase Notice.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our ADSs during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 9,826,321 ADSs registered in this offering represented by Ordinary Shares which have been issued or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that ADSs registered in this offering will be sold over a period of up to 36 months from June 2, 2020. The sale by Lincoln Park of a significant amount of ADSs registered in this offering at any given time could cause the market price of ADSs to decline and to be highly volatile. Sales of Ordinary Shares to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional Ordinary Shares that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell Ordinary Shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may convert the shares to ADSs and resell all, some or none of those ADSs at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of Ordinary Shares. In addition, if we sell a substantial number of Ordinary Shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Ordinary Shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of Ordinary Shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $20,000,000 of Ordinary Shares. Depending on the price per share at which we sell our Ordinary Shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act ADSs representing such additional Ordinary Shares, which could cause additional substantial dilution to our shareholders. The number of ADSs ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of Ordinary Shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of Ordinary Shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Purchase Share (1)	Number of Ordinary Shares to be Issued if Full Purchase (2)	Percentage of Outstanding Ordinary Shares After Giving Effect to the Issuance to Lincoln Park (3)	Proceeds from the Sale of Ordinary Shares to Lincoln Park Under the Purchase Agreement
$0.08333	115,712,040	16.67%	$9,642,284.29
$0.12500	115,712,040	16.67%	$14,464,005.00
$0.16417 (4)	115,712,040	16.67%	$18,996,445.61
$0.16667	115,712,040	16.67%	$19,285,725.71
$0.20833	96,001,536	14.28%	$20,000,000.00

(1)	Purchase price per Purchase Share is calculated the quotient of (A) an assumed price per share of ADSs of $1.00, $1.50, $1.97, $2.00 and $2.50, respectively, divided by (B) the ADS Conversion Ratio.
(2)

Although the Purchase Agreement provides that we may sell up to $20,000,000 of Ordinary Shares to Lincoln Park, we are only registering 117,915,852 Ordinary Shares under this prospectus which represents: (i) 2,203,812 Ordinary Shares representing the Commitment Shares that we already issued to Lincoln Park as consideration for entering into the Purchase Agreement, and (ii) an additional 115,712,040 Ordinary Shares representing Purchase Shares which may be issued and sold to Lincoln Park in the future under the Purchase Agreement, if and when we sell Purchase Shares to Lincoln Park under the Purchase Agreement, and which may or may not cover all the Purchase Shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per Purchase Share. As a result, we have included in this column only those Ordinary Shares that we are registering under this prospectus, while giving effect to the Exchange Cap and without regard for the Beneficial Ownership Cap.

(3)

The denominator is based on 589,579,270 shares outstanding as of May 31, 2020, adjusted to include the issuance of (i) 2,203,812 Commitment Shares issued to Lincoln Park upon the execution of the Purchase Agreement, and (ii) the number of Ordinary Shares set forth in the adjacent column which we would have issued to Lincoln Park based on the applicable assumed average purchase price per Purchase Share. The numerator includes the 2,203,812 Commitment Shares issued to Lincoln Park upon the execution of the Purchase Agreement.

(4)	The closing sale price of our ADSs on the Nasdaq Global Market on June 19, 2020 divided by the ADS Conversion Ratio.

THE SELLING SHAREHOLDER

This prospectus relates to the possible resale by the selling shareholder, Lincoln Park, of ADSs representing Ordinary Shares that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on June 2, 2020 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of our ADSs representing Ordinary Shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling shareholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the ADSs representing Ordinary Shares that we have issued or may issue to Lincoln Park under the Purchase Agreement. The selling shareholder may sell some, all or none of its ADSs. We do not know how long the selling shareholder will hold the ADSs before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the ADSs.

The following table presents information regarding the selling shareholder and the number of Ordinary Shares underlying ADSs that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling shareholder and reflects its holdings as of June 22, 2020. Except for our entry into the Purchase Agreement and the Registration Rights Agreement, neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

Selling Shareholder	Ordinary Shares Beneficially Owned Before this Offering (2)	Percentage of Outstanding Ordinary Shares Beneficially Owned Before this Offering (3)		Ordinary Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Ordinary Shares Under the Purchase Agreement (4)	Percentage of Outstanding Ordinary Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	2,203,812	*	%	117,915,852	*	%

*	— Less than 1%
(1)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the Ordinary Shares and ADSs owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the ADSs being offered under this prospectus. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer. The address of Lincoln Park Capital Fund, LLC is 440 North Wells, Suite 410, Chicago, Illinois 60654.

(2)

Number of Ordinary Shares includes Ordinary Shares and Ordinary Shares underlying ADSs. We have excluded from the number of Ordinary Shares beneficially owned prior to the offering all of the Ordinary Shares that Lincoln Park may be required to purchase under the Purchase Agreement, because the issuance and sale of such Ordinary Shares to Lincoln Park is solely at our discretion and is subject to satisfaction of the conditions set forth in the Purchase Agreement that are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part being declared effective by the SEC.

(3)	Based on 591,783,082 outstanding Ordinary Shares as of June 5, 2020.
(4)	Includes 117,915,852 Ordinary Shares that may be issued to Lincoln Park pursuant to the Purchase Agreement.

DILUTION

The sale of our Ordinary Shares to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower our ADS price is at the time we exercise our right to sell shares to Lincoln Park, the more Ordinary Shares we will have to issue to Lincoln Park pursuant to the Purchase Agreement and our existing shareholders would experience greater dilution.

Our net tangible book value as of March 31, 2020 was approximately $2.4 million, or $0.006 per Ordinary Share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of Ordinary Shares outstanding as of March 31, 2020. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by Lincoln Park to us pursuant to the Purchase Agreement and the net tangible book value per Ordinary Share immediately after such issuances to Lincoln Park.

Our pro forma net tangible book value as of March 31, 2020 was approximately $22.4 million, or $0.038 per Ordinary Share, after giving effect to $20.0 million in gross proceeds we received from the sale of 152,858,460 of our Ordinary Shares to an investor in April 2020.

After giving further effect to the issuance of 2,203,812 Ordinary Shares as Commitment Shares and the sale of 115,712,040 Ordinary Shares as Purchase Shares to Lincoln Park pursuant to the Purchase Agreement at an assumed average sale price of $0.10333 per Ordinary Share, the last reported sale price of our ADSs on the Nasdaq Global Market on March 31, 2020 divided by the ADS Conversion Ratio, and after deducting estimated offering expenses payable by us, our pro forma as-adjusted net tangible book value as of March 31, 2020 would have been approximately $34.3 million, or $0.048 per share. This represents an immediate increase in net tangible book value of $0.010 per share to existing shareholders and dilution of $0.055 per Ordinary Share of as-adjusted net tangible book value to new investors based on the assumed average sale price of $0.10333 per Ordinary Share.

To the extent that share options or warrants outstanding as of March 31, 2020 have been or may be exercised or other shares are issued, investors purchasing our ADSs in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Description of American Depositary Shares

Citibank, N.A., or Citibank, is acting as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts (“ADRs”). The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a report on Form 6-K. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to File No. 001-38810 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please note that summaries by their nature lack the precision of the information summarized and the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary that are italicized describe matters that may be relevant to ownership of ADSs but may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 12 Ordinary Shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary shares ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Ordinary Shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws of the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Ordinary Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Ordinary Shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertified ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Ordinary Shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Ordinary Shares with the beneficial ownership rights and interests in such Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Ordinary Shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Ordinary Shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Ordinary Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Ordinary Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional Ordinary Shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Ordinary Shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Ordinary Shares or rights to purchase additional Ordinary Shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The Ordinary Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Ordinary Shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Ordinary Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Ordinary Shares at the custodian’s offices. Your ability to withdraw the Ordinary Shares held in respect of the ADSs may be limited by the legal considerations in the United States and Cayman Islands applicable at the time of withdrawal. In order to withdraw the Ordinary Shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Ordinary Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Ordinary Shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

temporary delays that may arise because (i) the transfer books for the Ordinary Shares or ADSs are closed, or (ii) ordi Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges;

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and/or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Ordinary Shares represented by your ADSs. The voting rights of holders of Ordinary Shares are described in Item 10.B “Memorandum and articles association” in our Annual Report on Form 20-F, which is incorporated by reference into this prospectus.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to receive such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•	The depositary will vote (or cause the custodian to vote) the Ordinary Shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

•

Holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Ordinary Shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Ordinary Shares may be adversely affected.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

SERVICE	FEE

Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Ordinary Shares or upon a change in the ADS(s)-to-ordinary shares ratio), excluding ADS issuances as a result of distributions of ordinary shares

Up to $5.00 per 100 ADSs (or fraction thereof) issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio)	Up to $5.00 per 100 ADSs (or fraction thereof) cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $5.00 per 100 ADSs (or fraction thereof) held

Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $5.00 per 100 ADSs (or fraction thereof) held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $5.00 per 100 ADSs (or fraction thereof) held

ADS Services	Up to $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Ordinary Shares on the share register and applicable to transfers of Ordinary Shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Ordinary Shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Ordinary Shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Ordinary Shares represented by ADSs and to direct the depositary of such Ordinary Shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and without negligence and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Ordinary Shares, for the validity or worth of the Ordinary Shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Ordinary Shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act or Exchange Act liability is intended by any provision of the deposit agreement, in each case to the extent established under applicable U.S. laws.

Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs; to deliver, transfer, split and combine ADRs; or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Ordinary Shares (including Ordinary Shares represented by ADSs) is governed by the laws of the Cayman Islands.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

PLAN OF DISTRIBUTION

The ADSs listed in the table appearing under “Selling Shareholder” are being registered to permit the resale of ADSs by the selling shareholder from time to time after the date of this prospectus. There can be no assurance that the selling shareholder will sell any or all of the ADSs offered hereby. We will not receive any of the proceeds from the sale of the ADSs by the selling shareholder.

The selling shareholder may sell all or a portion of the ADSs offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange or over-the-counter market on which the ADSs may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

•	in “at the market” offerings to or through market makers into an existing market for ADSs;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions otherwise than on such exchanges or in the over-the-counter market;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the ADSs offered hereby. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of ADSs offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our ADSs or any hedging transaction, which establishes a net short position with respect to our ADSs. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

In effecting sales, brokers-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate. If the selling shareholder effects such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of ADSs for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The selling shareholder and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling shareholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

In order to comply with the securities laws of some states, ADSs sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, ADSs may not be sold unless the ADSs have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling shareholder against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

This offering will terminate on the date that all ADSs offered by this prospectus have been sold by Lincoln Park.

The ADSs are listed on the Nasdaq Global Market under the symbol “MITO”.

EXPENSES OF THIS OFFERING

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

AMOUNT
SEC registration fee	$2,532
Accountants’ fees and expenses	20,000
Legal fees and expenses	75,000
Miscellaneous expenses	2,468

Total expenses	$100,000

LEGAL MATTERS

Legal matters with respect to U.S. federal law in connection with this offering will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters with respect to Cayman Islands law in connection with the validity of the ADSs being offered by this prospectus and other legal matters will be passed upon for us by Walkers, George Town, Cayman Islands.

EXPERTS

The financial statements, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The registered business address of Deloitte & Touche LLP is 200 Berkeley Street, Boston, Massachusetts 02116.

            9,826,321 American Depositary Shares

Representing 117,915,852 Ordinary Shares

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Every director and officer is indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer in or about the conduct of the Company’s affairs or in the execution of such director or officer’s duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether Cayman Islands or elsewhere.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding Ordinary Shares, preferred shares, share options, and warrants to purchase shares issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed. All of the securities described below are deemed restricted securities for purposes of the Securities Act.

Except as otherwise indicated herein or as the context otherwise requires, references below to “Stealth,” “the Company,” “we,” “us” and “our” refer to Stealth BioTherapeutics Corp and its consolidated subsidiaries, or any one or more of them as the context may require.

Since June 22, 2017, we have issued the following unregistered securities:

(a) Share option grants and option exercises

We granted options to purchase an aggregate of 41,641,699 Ordinary Shares, with exercise prices ranging from $0.11 to $2.22 per share, pursuant to our 2006 and 2019 share incentive plans, as amended. We issued an aggregate of 76,766 Ordinary Shares upon the exercise of options for aggregate consideration of $70,149.

In October 2018, we reduced the exercise price per share of an aggregate of 385,833 options granted in June 2018 from $2.22 per share to $1.53 per share.

No underwriters were involved in the foregoing issuances of securities. The issuances of share options and the Ordinary Shares issued upon the exercise of the options described in this paragraph (a) of Item 7 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(b) Convertible Promissory Note Issuances

Between June 22, 2017 and June 22, 2020, we issued convertible notes in an aggregate principal amount of $102.4 million. The notes were converted into Ordinary Shares upon the closing of our IPO.

No underwriters were involved in the issuance of these securities. The convertible securities described in this paragraph (b) of Item 7 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act provided under Regulation D promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of the security in the transaction described above represented that it was an accredited investor and was acquiring the security for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the security for an indefinite period of time, and appropriate legends were affixed to the instrument representing the security issued in such transaction.

(c) Warrant Issuances

In June 2017, in connection with our entry into a loan agreement, we issued to a lender a warrant, which was amended and restated in June 2018. The warrant is exercisable for 500,000 Ordinary Shares with an exercise price of $1.00 per share.

No underwriters were involved in the issuance of this warrant. The issuance of the warrant described in this paragraph (c) of Item 7 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act provided under Regulation D promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. The recipient of the security in the transaction described above represented that it was an accredited investor and was acquiring the security for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the security for an indefinite period of time, and appropriate legends were affixed to the instrument representing the security issued in such transaction.

(d) Ordinary Share Issuances

In October 2019, in connection with our entry into an option agreement with Alexion Pharmaceuticals, Inc., we issued 16,304,347 Ordinary Shares for an aggregate amount of $15.0 million, pursuant to a share purchase agreement with Alexion Pharmaceuticals, Inc.

In April 2020, we issued 152,858,460 Ordinary Shares to an investor for an aggregate purchase price of $20.0 million, pursuant to a share purchase agreement.

No underwriters were involved in the issuance of these Ordinary Shares. The issuance of the Ordinary Shares described in this paragraph (d) of Item 7 were issued to the investors in reliance upon the exemption from the registration requirements of the Securities Act provided under Regulation D promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of the securities in the transaction described above represented that it was an accredited investor and was acquiring the security for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the securities for an indefinite period of time.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements;

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant, as amended (incorporated by reference to Exhibit 1.1 of our Report on Form 20-F (File No. 001-38810), filed on April 1, 2020)

4.1	Deposit Agreement among Registrant, Citibank, N.A., as depositary, and all Owners and Holders of ADSs issued thereunder (incorporated by reference to Exhibit 99.3 of our Report on Form 6-K (File No. 001-38810), filed on March 5, 2019)

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)

4.3	Warrant Agreement, dated June 30, 2017, by and between the Company and Hercules Capital Inc., as amended and restated on June 7, 2018 (incorporated by reference to Exhibit 4.3 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

4.4	Purchase Agreement, dated June 2, 2020, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K filed with the SEC on June 3, 2020).

4.5	Registration Rights Agreement, dated June 2, 2020, by and the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 1.2 to the Company’s Report on Form 6-K filed with the SEC on June 3, 2020).

5.1	Opinion of Walkers

8.1	Tax Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1	2006 Share Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.2	Form of Incentive Option Agreement under 2006 Share Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.3	Form of Nonstatutory Option Agreement under 2006 Share Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.4	2019 Share Incentive Plan (incorporated by reference to Exhibit 4.5 to our Annual Report on Form 20-F (File No. 001-38810), filed on April 1, 2020)

10.5	Form of Share Option Agreement under 2019 Share Incentive Plan (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to our Registration Statement on Form F-1 (File No. 333-229097), filed on January 30, 2019)

10.6	Form of Restricted Share Agreement under 2019 Share Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to our Registration Statement on Form F-1 (File No. 333-229097), filed on January 30, 2019)

10.7	2019 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to our Registration Statement on Form F-1 (File No. 333-229097), filed on January 30, 2019)

10.8	2020 ADS Incentive Plan (incorporated by reference to Exhibit 4.20 to our Annual Report on Form 20-F (File No. 001-38810), filed on April 1, 2020)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.9	Form of Restricted ADS Unit Award Agreement under 2020 ADS Incentive Plan (incorporated by reference to Exhibit 4.21 to our Annual Report on Form 20-F (File No. 001-38810), filed on April 1, 2020)

10.10	Form of Director and Officer Indemnification Agreement by and between the Registrant and each of its officers and directors (incorporated by reference to Exhibit 10.7 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.11†	Exclusive License Agreement, dated April 20, 2006, among the Company, Cornell Research Foundation, Inc. and Institut de recherches cliniques de Montréal, as amended by First Amendment to Exclusive License Agreement dated October 7, 2010 (incorporated by reference to Exhibit 10.8 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.12†	Exclusive License Agreement, dated November 22, 2010, between the Company and Cornell University (incorporated by reference to Exhibit 10.9 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.13†	Exclusive License Agreement, dated November 3, 2011, by and between the Company and Cornell University (incorporated by reference to Exhibit 10.10 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.14†	Exclusive License Agreement, dated December 27, 2012, by and between the Company and Cornell University (incorporated by reference to Exhibit 10.11 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.15†	Exclusive License Agreement, dated August 12, 2013, by and between the Company and Cornell University (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.16	Office Lease Agreement, dated October 31, 2014, by and between the Company and Hines Global REIT Riverside Center, LLC (incorporated by reference to Exhibit 10.13 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.17	Loan and Security Agreement, dated June 30, 2017, by and between the Company and Hercules Capital Inc., as amended on March 12, 2018, July 26, 2018 and October 10, 2018 (incorporated by reference to Exhibit 10.15 of our Registration Statement on Form F-1 (File No. 333-229097), filed on December 28, 2018)

10.18	Fourth Amendment to Loan and Security Agreement dated as of March 29, 2019, by and between Hercules Capital Inc. and the Company (incorporated by reference to Exhibit 4.19 to our Annual Report on Form 20-F (File No. 001-38810), filed on April 4, 2019)

10.19	First Amendment to Lease dated as of January 31, 2019, by and between the Company and Hines Global REIT Riverside Center LLC (incorporated by reference to Exhibit 10.17 to Amendment No. 4 of our Registration Statement on Form F-1 (File No. 333-229097), filed on February 14, 2019)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 to our Annual Report on Form 20-F (File No. 001-38810), filed on April 1, 2020)

23.1	Consent of Deloitte & Touche, LLP, independent registered public accounting firm

23.2	Consent of Walkers (included in Exhibit 5.1)

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on signature page)

†	Confidential treatment granted as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Massachusetts on this 22nd day of June, 2020.

STEALTH BIOTHERAPEUTICS CORP

By:	/s/ Irene P. McCarthy
Irene P. McCarthy
Chief Executive Officer

We, the undersigned officers and directors of Stealth BioTherapeutics Corp, hereby severally constitute and appoint Irene P. McCarthy and Henry Hess, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Irene P. McCarthy Irene P. McCarthy	Chief Executive Officer and Director (principal executive officer, principal financial officer and principal accounting officer)	June 22, 2020

/s/ Francis W. Chen Francis W. Chen, Ph.D.	Director	June 22, 2020

Gerald L. Chan, Sc.D.	Director	June 22, 2020

/s/ Kevin F. McLaughlin Kevin F. McLaughlin	Director	June 22, 2020

/s/ Louis Lange Louis Lange	Director	June 22, 2020

Lu Huang	Director	June 22, 2020

/s/ Edward P. Owens Edward P. Owens	Director	June 22, 2020

Stealth BioTherapeutics, Inc. Authorized Representative in the United States

*	By:	/s/ Irene P. McCarthy
	Name:	Irene P. McCarthy
	Title:	Chief Executive Officer